UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                           (Amendment No. __________)*

                          CAL DIVE INTERNATIONAL, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   127914109
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1  NAMES OF REPORTING PERSONS    GERALD G. REUHL
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

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2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a)[ ]
         N/A
                                                (b)[ ]
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3  SEC USE ONLY

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4  CITIZENSHIP OR PLACE OF ORGANIZATION
       UNITED STATES
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                    5  SOLE VOTING POWER
   NUMBER OF                   912,731
     SHARES         ------------------------------------------------------------
  BENEFICIALLY      6  SHARED VOTING POWER
    OWNED BY                    N/A
      EACH          ------------------------------------------------------------
    REPORTING       7  SOLE DISPOSITIVE POWER
     PERSON                      1
      WITH          ------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER
                                N/A
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          N/A
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

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12  TYPE OF REPORTING PERSON*
          IN

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Item 1(a)         NAME OF ISSUER:

Item 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

Item 2(a)         Name Of Person Filing:

Item 2(b)         Address of Principal Business Office, or If none, residence:

Item 2(c)         Citizenship:

Item 2(d)         Title Of Class Of Securities:

Item 2(e)         CUSIP Number:

Item 3(a) [ ] Broker or Dealer registered under Section 15 of the Act

      (b) [ ] Bank as defined in section 3(a)(6) of the Act

      (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act

      (d) [ ] Investment Company registered under section 8 of Investment Company Act

      (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

      (f) [ ] Employee Benefit Plan, Pension, Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)

     (g)  [ ] Parent Holding Company, in accordance with section 240.13d-1(b)
              (ii)(G) (Note: See Item 7)

     (h)  [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4 Ownership:

     (a)  Amount beneficially owned:

     (b) Percent of Class:

     (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote

          (ii) shared power to vote or to direct the vote

          (iii) sole power to dispose or to direct the disposition of

          (iv) shared power to dispose or to direct the disposition of

Item 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

Item 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Item 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Item 9 NOTICE OF DISSOLUTION OF GROUP:

Item 10 CERTIFICATION:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 13, 1998


                                   NAME OF REPORTING PERSON

                                     By: /s/ GERALD G. REUHL
                                     Name: GERALD G. REUHL
                                     Title: